Exhibit 99.1

Cryoport, Inc. Announces Proposed Convertible Senior Notes Offering

NASHVILLE, TENNESSEE—(PR NEWSWIRE)—November 8, 2021—Cryoport, Inc. (Nasdaq: CYRX), a global leader in temperature-controlled supply chain solutions for the life sciences industry, today announced its intention to offer, subject to market and other conditions, $300,000,000 aggregate principal amount of convertible senior notes due 2026 (the “notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Cryoport also expects to grant the initial purchasers of the notes an option to purchase, for settlement within a period of 13 days from, and including, the date notes are first issued, up to an additional $45,000,000 principal amount of notes.

The notes will be senior, unsecured obligations of Cryoport, will accrue interest payable semi-annually in arrears and will mature on December 1, 2026, unless earlier repurchased, redeemed or converted. Noteholders will have the right to convert their notes in certain circumstances and during specified periods. Cryoport will settle conversions by paying or delivering, as applicable, cash, shares of its common stock or a combination of cash and shares of its common stock, at Cryoport’s election. The notes will be redeemable, in whole or in part (subject to certain limitations), for cash at Cryoport’s option at any time, and from time to time, on or after December 6, 2024 and on or before the 41st scheduled trading day immediately before the maturity date, but only if certain liquidity conditions are satisfied and the last reported sale price per share of Cryoport’s common stock exceeds 130% of the conversion price for a specified period of time. The redemption price will be equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. The interest rate, initial conversion rate and other terms of the notes will be determined at the pricing of the offering.

Cryoport intends to use the net proceeds from the registered direct placement of common stock referred to below and a portion of the net proceeds from the offering to repurchase a portion of its outstanding 3.00% Convertible Senior Notes due 2025 (the “2025 convertible notes”) in separate, privately negotiated repurchase transactions with a limited number of holders of the 2025 convertible notes. Cryoport intends to use the remainder of the net proceeds for general corporate purposes.

Holders of the 2025 convertible notes that participate in any of these repurchases may purchase or sell shares of Cryoport’s common stock in the open market to unwind any hedge positions they may have with respect to the 2025 convertible notes or to hedge their exposure in connection with these transactions. These activities may adversely affect the trading price of Cryoport’s common stock and the notes being offered. Moreover, market activities by holders of the 2025 convertible notes may impact the initial conversion price of the notes being offered.

In a separate press release, Cryoport also announced today its intention to offer, subject to market and other conditions, shares of common stock in a separate, registered direct placement. The completion of the offering of the notes is not contingent on the completion of the placement of common stock; however the completion of the placement of common stock is contingent on the completion of the offering of the notes. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any common stock in the placement.

The offer and sale of the notes and any shares of common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any other securities laws, and the notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any shares of common stock issuable upon conversion of the notes, nor will there be any sale of the notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About Cryoport

Cryoport is redefining temperature-controlled supply chain support for the life sciences industry by continually broadening its platform of solutions and services, serving the Biopharma, Animal Health, and Reproductive Medicine markets. Through its family of companies, Cryoport Systems, MVE Biological Solutions, CRYOPDP and CRYOGENE, Cryoport provides strategic solutions that support the growing needs of these markets.

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the anticipated terms of the notes being offered, the completion, timing and size of the proposed offering and placement and the intended use of the proceeds therefrom. Forward-looking statements represent Cryoport’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, including market interest rates, the trading price and volatility of Cryoport’s common stock and risks relating to Cryoport’s business, including those described in periodic reports that Cryoport files from time to time with the SEC. Cryoport may not consummate the proposed offering and placement described in this press release and, if the proposed offering and placement are consummated, cannot provide any assurances regarding the final terms of the placement, the offering of the notes or Cryoport’s ability to effectively apply the net proceeds as described above. The forward-looking statements included in this press release speak only as of the date of this press release, and Cryoport does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Contact Information

Todd Fromer

KCSA Strategic Communication

Telephone: 1-212-896-1203

Email: tfromer@kcsa.com